UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

Number 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2023

Heart Test Laboratories, Inc

(Exact name of Registrant as Specified in Its Charter)

Texas	001-41422	26-1344466
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Reserve Street, Suite 360
Southlake, Texas		76092
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 682 237-7781

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HSCS	The Nasdaq Stock Market LLC
Warrants	HSCSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Current Report on Form 8-K/A is an amendment to the Current Report on Form 8-K of Heart Test Laboratories, Inc. filed on February 22, 2023 (the “Original Filing”). The purpose of this amendment is to correct the disclosed number of shares of common stock that were issued pursuant to the warrant exercises described in the Original Filing and to disclose the issuance of a pre-funded warrant. More specifically, 150,000 fewer shares of common stock were issued than disclosed in the Original Filing, and, in lieu of the issuance of such shares of common stock to one investor, such investor was issued a pre-funded warrant to purchase 150,000 shares of common stock.

Item 3.02 Unregistered Sales of Equity Securities.

As previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 3, 2023 (the “Bridge Warrant Amendment 8-K”), Heart Test Laboratories, Inc. (the “Company”) entered into Amendment No. 2 (the “Amendment”) to the warrants to purchase shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issued in the Company’s private placement of securities pursuant to that certain Securities Purchase Agreement dated as of December 22, 2021 (the “SPA,” and such warrants issued thereunder, as previously amended on September 8, 2022 and as amended by the Amendment, the “Bridge Warrants”). The Bridge Warrants were issued to the buyers under the SPA along with 8% secured subordinated convertible notes, which subsequently converted into shares of Common Stock upon the Company’s initial public offering on June 15, 2022.

As disclosed in the Bridge Warrant Amendment 8-K, pursuant to the Amendment, the exercise price of the Bridge Warrants was lowered from $4.25 per share to $1.00 per share for a period of ten (10) business days beginning February 3, 2023 and ending February 16, 2023 (the “Limited Period”). The Amendment also amended the Bridge Warrants to provide that, during the Limited Period, the holders of the Bridge Warrants were permitted to elect a cashless exercise of the Bridge Warrants in whole or in part, pursuant to which the holder would receive a net number of shares of Common Stock equal to one-third of the total number of shares with respect to which the Bridge Warrant was then being exercised.

Additionally, the Amendment provided that in the event that the aggregate number of shares of Common Stock to be received by a holder upon an exercise of its Bridge Warrant during the Limited Period would result in such holder’s receiving shares of Common Stock in excess of its applicable Maximum Percentage (as defined in the Bridge Warrant), in lieu of delivery of shares of Common Stock in excess of the Maximum Percentage, the holder would receive such excess shares as pre-funded warrants substantially in the form issued in connection with the SPA, with certain exercise price adjustment provisions removed.

The Company is filing this Current Report on Form 8-K with the SEC to announce that during the Limited Period, the Company issued 1,172,304 shares of Common Stock and a pre-funded warrant to purchase 150,000 shares of Common Stock (the “Pre-Funded Warrant”) pursuant to exercises of the Bridge Warrants and received approximately $1.3 million in proceeds from these exercises. The exercise price under the Pre-Funded Warrant is $0.0001 per share of Common Stock. The Company will issue (i) new amended and restated Bridge Warrants reflecting the amendments set forth in the Amendment to the holders that continue to hold unexercised Bridge Warrants and (ii) the Pre-Funded Warrant to one investor. A copy of the form of new amended and restated Bridge Warrant is attached hereto as Exhibit 4.1 and a copy of the form of Pre-Funded Warrant is attached hereto as Exhibit 4.2. Immediately after the end of the Limited Period, Bridge Warrants to purchase 298,667 shares of Common Stock remained outstanding, with an exercise price of $4.25 per share, subject to adjustments as set forth in the Bridge Warrants.

The issuance of the shares of Common Stock upon the exercises of the Bridge Warrants were completed in accordance with Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), as a transaction by an issuer not involving any public offering. The issuance of the new amended and restated Bridge Warrants and the issuance of the Pre-Funded Warrant are being completed in accordance with Section 3(a)(9) of the Securities Act. In accordance with Section 3(a)(9) of the Securities Act, the amended and restated Bridge Warrants are being exchanged by the Company with its existing security holders in a transaction where no commission or other remuneration is being paid or given directly or indirectly for soliciting such exchange. The new amended and restated Bridge Warrants and the Pre-Funded Warrant will take on the registered characteristics of the existing Bridge Warrants as in effect prior to the Amendment.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Amended and Restated Warrant to Purchase Common Stock, as amended through February 3, 2023 (previously filed).
4.2	Form of Pre-Funded Warrant, issued pursuant to Amendment No. 2 to Warrants to Purchase Common Stock.
104	Cover Page Interactive Data File. (Embedded within the Inline XBRL document.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEART TEST LABORATORIES, INC.

Date:	March 13, 2023	By:	/s/ Andrew Simpson
Andrew Simpson Chief Executive Officer